Exhibit 23.1


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Vital Products Inc. on Form S-1, as amended (File No.333-127915), of our report dated November 13, 2009 relating to the consolidated financial statements included in the Annual Report of Vital Products Inc. on Form 10-K for the year ended July 31, 2009.


/s/ MSCM LLP
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MSCM LLP
Toronto, Canada
November 13, 2009

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